Exhibit 99.1

KINGSWAY REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Management to Host Conference Call Today at 5 p.m. ET

Chicago - (August 6, 2024) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the three and six months ended June 30, 2024.

Second Quarter 2024 Consolidated Financial Highlights

●	Consolidated revenue increased 1.0% to $26.4 million for the three months ended June 30, 2024, compared to $26.2 million in the prior year period
o

Extended Warranty revenue increased 0.4% to $17.1 million in the second quarter of 2024, compared to $17.0 million in the second quarter of 2023, which includes the impact of a quarterly deferred revenue adjustment

o	KSX revenue increased by 2.0% to $9.3 million in the second quarter of 2024, compared to $9.2 million in the second quarter of 2023

●	Consolidated net loss was $2.2 million for the three months ended June 30, 2024, compared to a net loss of $1.7 million in the prior year period.

●

Twelve month run-rate adjusted EBITDA for the operating companies of $16 million to $17 million; run-rate is intended to capture the 12-month earnings of what the company currently owns or has recently acquired and is not intended to be forward-looking guidance

●	Adjusted consolidated EBITDA was $2.4 million for the three months ended June 30, 2024, compared to $1.8 million in the prior year period
o	Combined adjusted EBITDA for the Extended Warranty segment and KSX segment was a total of $3.4 million for the three months ended June 30, 2024 and the year ago period.

o

Extended Warranty adjusted EBITDA was $1.6 million in the second quarter of 2024 compared to $1.7 million in the year ago period. The decrease was due to slightly higher claims expense (2.9%) and a quarterly deferred revenue adjustment, that were partially offset by continued diligent expense management.

o

KSX adjusted EBITDA was $1.8 million in the second quarter of 2024 compared to $1.7 million in the year ago period. The year-over-year increase was primarily related to the inclusion of DDI and SPI in the 2024 period.

Recent Business Highlights

John T. Fitzgerald, President and Chief Executive Officer of Kingsway, said, “Revenues increased modestly in the second quarter both year-over-year and sequentially as our KSX segment continues to perform and our Extended Warranty segment begins to level out following several quarters of challenging economic conditions.

“We are managing a healthy level of activity in our acquisition pipeline and remain on track to further grow our portfolio and meet our target of two to three new acquisitions per year. With each new business we acquire, we aim to generate annualized EBITDA in the range of $1 million to $3 million each.”

Balance Sheet Highlights

●

Modified the Extended Warranty loan to pay off all current Extended Warranty debt and replace it with a $1 million revolver,  a term loan of $15 million, a DDTL of $6 million, and extended maturities to May 2029.

●	Year-to-date through August 6, 2024, repurchased 141,550 shares of common stock at a cost of $1.1 million under its securities repurchase program.

●	The Company had total net debt of $37.7 million as of June 30, 2024, compared with $35.3 million as of December 31, 2023.

Conference Call and Webcast

Management will host a conference call at 5 p.m. Eastern Time today to discuss the results and host a live Q&A session. Additionally, investors may also submit questions via email to: James@HaydenIR.com.

Conference Call Information

Date: Tuesday, August 6, 2024
Time: 5 p.m. Eastern Time
Toll Free: 888-506-0062; Code: 855227
International: 973-528-0011; Code: 855227
Live Webcast Link: https://www.webcaster4.com/Webcast/Page/2928/51015

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 51015
Replay Webcast Link:  https://www.webcaster4.com/Webcast/Page/2928/51015

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS (iwsgroup.com), Penn Warranty (pennwarranty.com), Preferred Warranties (preferredwarranties.com) and Trinity Warranty Solutions (trinitywarranty.com).

The Company serves the business services industry through its operating subsidiaries CSuite (csuitefinancialpartners.com), Ravix (ravixgroup.com), Secure Nursing Service (securenursing.com), SPI Software (spisoftware.com) and Digital Diagnostics, Inc  (ddimagingusa.com).

Non U.S. GAAP Financial Measure

Management believes that non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provides useful information about the Company's operating results and enhances the overall ability to assess the Company's financial performance. Management uses non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. Management believes that non-GAAP adjusted EBITDA, when viewed with the Company's results under GAAP and the accompanying reconciliations, provides useful information about the Company's business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed in the attached schedules, Management believes that non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated. Investors should consider this non-GAAP measure in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Investors are encouraged to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors.

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's 2023 Annual Report on Form 10-K and subsequent Form 10-Qs and Form 8-Ks filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

For Media Inquiries: Hayden IR James Carbonara (646) 755-7412 james@haydenir.com	For Company Inquiries: Kingsway Financial Services Inc. Kent Hansen, CFO (312) 766-2163 khansen@kingsway-financial.com

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Consolidated EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	6/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
GAAP Net Income (Loss)	$(6,674)	$(2,186)	$(2,328)	$(1,485)	$(675)

Non-GAAP Adjustments:
Discontinued operations	1,801	(167)	213	1,877	(122)
Gain on sale of PWSC (1)	(342)	—	—	—	(342)
Changes in fair value; realized gains/losses (2)	862	60	411	217	174
Employee related expenses (3)	2,113	412	467	755	479
Other items (4)	2,066	590	61	1,081	334
Depreciation, amortization, tax and interest expense	9,566	3,659	3,280	177	2,450
Total Non-GAAP Adjustments	16,066	4,554	4,432	4,107	2,973

Non-GAAP Adjusted Consolidated EBITDA	$9,392	$2,368	$2,104	$2,622	$2,298

	Twelve Months Ended	For the Three Months Ended
	6/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
GAAP Net Income (Loss)	$46,106	$(1,667)	$27,839	$(17,339)	$37,273

Non-GAAP Adjustments:
Discontinued operations	17,131	(110)	(107)	15,678	1,670
Gain on extinguishment of debt (5)	(31,616)	—	(31,616)	—	—
Gain on sale of PWSC (1)	(26,447)	—	—	—	(26,447)
Changes in fair value; realized gains/losses (2)	(15,280)	(1,225)	145	(1,249)	(12,951)
Employee related expenses (3)	1,742	368	383	670	321
Other items (4)	3,940	1,633	591	1,532	184
Depreciation, amortization, tax and interest expense	15,570	2,780	5,164	4,053	3,573
Total Non-GAAP Adjustments	(34,960)	3,446	(25,440)	20,684	(33,650)

Non-GAAP Adjusted Consolidated EBITDA (6)	$11,146	$1,779	$2,399	$3,345	$3,623

(1)

Gain on sale of PWSC, net of transaction expenses that are included in consolidated operating expenses, as well as income taxes associated with the sale.  The Company estimates that had the gain not occurred, the Company would have recorded a tax benefit; therefore taxes of $6.1 million are included in this line item for the three months ended 9/30/22.

(2)

Includes realized and unrealized gains and losses on non-core investments; change in the fair value of subordinated debt (net of the portion of the change attributable to instrument-specific credit risk); unrealized gain on the change in fair value of the trust preferred security options; and change in the fair value of the Ravix earn-out (changes in fair value recorded as other income or expense).

(3)

Employee related expenses includes charges relating to severance and consulting agreements pertaining to former key employees; non-cash expense arising from the grant and modification of stock-based awards to employees; and costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).

(4)

Other items include:  legal expenses associated with the Company’s defense against significant litigation matters; acquisition-related expenses; expense relating to the settlement of all remaining Amigo claims; and other non-recurring items.

(5)

Gain on extinguishment of debt consists of a $31.6 million gain related to the repurchase of TruPs debt having a principal amount of $75.5 million and results from removing the fair value of the debt ($56.1 million), deferred interest payable ($23.0 million) and accumulated other comprehensive income ($27.2 million) liabilities; the trust preferred debt repurchase options ($17.7 million) and accrued income receivable ($0.6 million) assets.  See Note 11 "Debt," to the unaudited consolidated interim financial statements, for further discussion.

(6)	Includes the results of PWSC through the date of sale (end of July 2022).

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA

and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	6/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
GAAP Operating Income for Extended Warranty segment	$6,479	$1,244	$1,076	$2,381	$1,778

Non-GAAP Adjustments:
Investment income (1)	1,200	315	311	301	273
Gain (loss) on sale of investments (2)	42	6	9	13	14
Depreciation	227	56	52	62	57
Total Non-GAAP Adjustments	1,469	377	372	376	344

Non-GAAP adjusted EBITDA for Extended Warranty segment	$7,948	$1,621	$1,448	$2,757	$2,122

	Twelve Months Ended	For the Three Months Ended
	6/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
GAAP Operating Income for Extended Warranty segment	$8,044	$1,392	$1,432	$2,759	$2,461

Non-GAAP Adjustments:
Investment income (1)	825	256	231	193	145
Gain (loss) on sale of investments (2)	1,048	12	98	(23)	961
Depreciation	257	62	64	61	70
Total Non-GAAP Adjustments	2,130	330	393	231	1,176

Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,174	$1,722	$1,825	$2,990	$3,637
PWSC operating income (3)	147	-	-	-	147
PWSC depreciation (3)	(8)	-	-	-	(8)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,313	$1,722	$1,825	$2,990	$3,776

(1)  Investment income arising as part of Extended Warranty segment’s minimum holding requirements.

(2)   Realized Gains (losses) resulting from investments either held in trust as part of Extended Warranty segment’s minimum holding requirements or from the deployment of excess cash.

(3)   Amounts relating to the sale of PWSC (end of July 2022) in order to remove PWSC from all periods presented.

Kingsway Financial Services Inc.

Reconciliation of KSX Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	6/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
GAAP Operating Income for KSX segment	$4,843	$1,441	$1,343	$1,056	$1,003

Non-GAAP Adjustments:
Employee costs (1)	492	139	138	128	87
Investment income (2)	105	68	10	12	15
Depreciation (3)	268	180	64	24	-
Total Non-GAAP Adjustments	865	387	212	164	102

Non-GAAP adjusted EBITDA for KSX segment	$5,708	$1,828	$1,555	$1,220	$1,105

	Twelve Months Ended	For the Three Months Ended
	6/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
GAAP Operating Income for KSX segment	$5,042	$1,616	$1,577	$1,126	$723

Non-GAAP Adjustments:
Employee costs (1)	290	78	87	70	55
Investment income (2)	28	17	11	-	-
Total Non-GAAP Adjustments	318	95	98	70	55

Non-GAAP adjusted EBITDA for KSX segment	$5,360	$1,711	$1,675	$1,196	$778

1.	Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).
2.	Investment income from interest on client deposits (Ravix, CSuite), as well as imputed interest on long-term software contracts (SPI).
3.	The June 30, 2024 quarter includes a one-time catch-up for depreciation associated with the finalization of the DDI purchase accounting.